Exhibit 10.1

Maturity Extension and Forbearance Agreement

This Maturity Extension and Forbearance Agreement (“Agreement”) is made as of May 6, 2020 between AMERI Holdings, Inc., a Delaware corporation (the “Company”), having its principal place of business at 500 Research Court, Suite 750, Sewanee, GA 30024, and Alpha Capital Anstalt (“Holder”) with respect to the Company’s debentures issued November 26, 2019 in the principal amount of $1,000,000 designated as its 5% Convertible Debenture due May 26, 2020 and issued January 14, 2020 in the principal amount of $500,000 (each a “Debenture” and together, the “Debentures”).

Whereas, the Debentures are due and payable on May 26, 2020, and the Company does not believe that it will be able to repay the Debentures on such date; and

Whereas, the Holder is willing to extend the Maturity Date to September 30, 2020 in consideration of the delivery by the Company of the items described below;

Now, therefore, the parties do agree as follows:

1.	All capitalized terms used but not otherwise defined herein shall have the meanings set forth in, or incorporated by reference into, the Debentures.

2.	The Maturity Date shall be September 30, 2020.

3.	The Company may prepay each Debenture at any time, with accrued interest to the date of such payment, but no other premium or penalty.

4.	The definition of “Permitted Indebtedness” in each Debenture shall be updated as follows:

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(bb) attached to the Purchase Agreement, (c) lease obligations and purchase money indebtedness of up to $100,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, and (d) indebtedness issued pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act or related or similar governmental programs including disaster-relief or pandemic-relief programs designed to help businesses in the wake of the Coronavirus pandemic.”

5.
Contemporaneously with the execution of this Agreement, in consideration of the foregoing extension and forbearance by the Holder, the Company is issuing to Holder a prepaid warrant to purchase up to 650,000 shares of the Company’s common stock (the “Warrant Shares”), with an indefinite life and a cash exercise price of $0.001 per share, and cashless exercise provisions, as set forth therein, in the form attached hereto as Exhibit A (the “Warrant”).

6.
The Company also agrees to cause the registration of the shares of common stock issuable pursuant to exercise of the Warrant in accordance with a registration rights agreement attached hereto as Exhibit B.

7.
If, and only if the amalgamation of the Company with Jay Pharma Inc. does not close for any reason (and the failure to close is publicly announced by the Company), then the Company may, upon five business days’ written notice to Holder, repurchase (1) the unexercised portion of the Warrant for a cash price of $1.538 per unexercised Warrant Share and (2) any Warrant Share that has been exercised into common stock still held by Holder at the time of such notice for a cash price of $1.538 per exercised Warrant Share ($1,000,000 in the aggregate) (the “Repurchase Right”). Holder agrees it will not sell any of the above referenced securities prior to the earlier of (i) the date of effectiveness of the Company’s S-4 Registration Statement or (ii) November 1, 2020. The Repurchase Right shall expire on the day of the closing of the Company’s amalgamation with Jay Pharma.

8.
The company shall file a Form 8-K describing both this Agreement and the Amalgamation Amendment Agreement to the Company-Jay Pharma Amalgamation Agreement dated January 10, 2020,  of even date herewith,  within the time required by Commission regulations.

9.	All other terms and conditions of the Debentures, and of the Securities Purchase Agreements pursuant to which they were issued, shall remain in full force and effect.

10.	All applicable provisions of Article V of the respective Securities Purchase Agreements shall apply to this Agreement as well.

In witness whereof, the parties have executed this Agreement, being duly authorized to do so.

AMERI Holdings Inc.

By:
Name:
Title:

Alpha Capital Anstalt

By:
Name:
Title: